Exhibit 99.1

IN THE HIGH COURT	NO [ ] OF 2020

IN THE MATTER OF ELITE LEGACY EDUCATION UK LTD

AND

IN THE MATTER OF THE INSOLVENCY ACT 1986 (AS AMENDED)

&

THE INSOLVENCY RULES 2016

PROPOSAL FOR A COMPANY VOLUNTARY ARRANGEMENT

IN THE MATTER OF ELITE LEGACY EDUCATION UK LTD

AND

IN THE MATTER OF THE INSOLVENCY ACT 1986 (AS AMENDED)

I, James May, Director of Elite Legacy Education Uk Ltd (the “Company”), make the following proposal of a Company Voluntary Arrangement under the Insolvency Act 1986 in satisfaction (full and final settlement) of the debts of the Company.

CONTENTS

1.	EXECUTIVE SUMMARY
2.	INTERPRETATION
3.	INTRODUCTION AND BACKGROUND
4.	RESTRUCTURING OF THE BUSINESS
5.	FINANCIAL PROPOSAL
6.	DESIRABILITY OF THE PROPOSAL
7.	DEFAULT AND TERMINATION
8.	THE COMPANY’S OBLIGATIONS TO THE SUPERVISOR
9.	NOMINEE AND SUPERVISOR
10.	CREDITORS
11.	DISTRIBUTION
12.	CREDITORS’ DECISIONS
13.	VARIATIONS TO THE ARRANGEMENT
14.	CREDITORS’ COMMITTEE
15.	COMPLETION
16.	OTHER TERMS
17.	DIRECTORS’ WARRANTY

APPENDICES

A.	CVR GLOBAL STANDARD CONDITIONS
B.	STATUTORY AND HISTORIC ACCOUNTING INFORMATION
C.	STATEMENT OF AFFAIRS

D.	COMPARISON OF ESTIMATED OUTCOME IN LIQUIDATION AND VOLUNTARY ARRANGEMENT
E.	STUDENT PROSPECTUS
F.	CVR GLOBAL – CHARGEOUT RATE AND DISBURSEMENT RECOVERY POLICY
G.	LEGACY GROUP ORGANISATION CHART
H.	CREDITOR CLASSES (LISTS OF CREDITORS)

1.	EXECUTIVE SUMMARY

This section summarises only some of the terms of the proposed Arrangement. It must therefore be read in conjunction with all of the following sections.

Name of Company:	Elite Legacy Education UK Ltd

Nature of Business:	Provider of educational courses

Trading Address:	Pennant House, Napier Court, Napier Rd.
Reading, RG1 8BW

Assets of the Arrangement:

Contributions:	£20,805 has been contributed towards the Nominee fee by Legacy Education Alliance, Inc along with the payment of various legal fees totalling £56,774 (plus VAT).

Cash at bank:	£155,371

Merchant Funds:	£47,339

Company 46 Balance:	Uncertain

Duration of Arrangement:	15 months

Anticipated Dividend:	CVA	Liquidation

Preferential Creditors (HMRC)	100 p in the £	100p in the £

Class A, non-preferential, Unsecured Creditors: (Students)	Courses fulfilled	1p in the £

Class B, non-preferential, Unsecured Creditors: (Trade Creditors)	19p in the £	1p in the £

Class C, non-preferential, Unsecured Creditors (Legacy Group creditors)	0p in the £	1p in the £

Nominee and Supervisor

Joint Nominees:	Robert Starkins of CVR Global LLP, 20 Furnival Street, London, EC4A 1JQ and;
Lee Death of CVR Global LLP, Town Wall House, Balkerne Hill, Colchester, Essex, CO3 3AD

Proposed Supervisors:	Robert Starkins of CVR Global LLP, 20 Furnival Street, London, EC4A 1JQ and;
Lee Death of CVR Global LLP, Town Wall House, Balkerne Hill, Colchester, Essex, CO3 3AD

Nominee’s Fee:	Time costs estimated at £30,805 plus disbursements and VAT where applicable

Basis of Supervisors’ Remuneration:	Based upon time properly spent by the Supervisors and their staff at the firm’s standard rate prevailing at the time the work is undertaken. Estimated at £25,000 plus disbursements and VAT where applicable.

2.	INTERPRETATION

2.1	The following words shall throughout this Proposal have the meanings set opposite them:

‘Act’	the Insolvency Act 1986 as amended;

‘Arrangement Period’	the period of 15 months starting on the Commencement Date or the period from that date to the date of termination or completion of the Arrangement in accordance with its terms;

‘Arrangement’	the terms of this Proposal including any modifications to those terms approved by any decision of the Members and/or Creditors of the Company;

‘Assets’	Contributions, Cash at bank, Merchant Funds and the Company 46 Balance, subject to the specific terms of this Proposal;

‘Class A Creditors’ or ’Students’	Creditors whose names and estimated amounts due to them are detailed at Schedule 1 of Appendix H;

‘Class B Creditors’ ‘Non preferential, un- connected creditors’	Creditors whose names and estimated amounts due to them are detailed at Schedule 2 of Appendix H, along with any other creditors not being a Class A or Class C Creditor;

‘Class C Creditor’ ‘non preferential, connected companies’	Creditors whose names and estimated amounts due to them are detailed at Schedule 3 of Appendix H;

‘Commencement Date’ or ‘Commencement of the Arrangement’	the date of approval of the Arrangement by the Members and Creditors on the decision date to consider this Proposal or any adjournment of meetings convened;

‘Company’	Elite Legacy Education Uk Ltd;

‘Company 46’	Legacy Education Alliance International Ltd, a company incorporated in England and Wales which is currently in creditors voluntary liquidation;

‘Conditions’	CVR Global LLP Standard CVA Conditions as appended to the Proposal (Appendix A). In the event of there being any contradiction between the terms of the main proposals and the standard terms and conditions, then the main proposals will prevail;

‘Creditors’	all persons to whom the Company is presently indebted in any way whether actually or contingently including, for the avoidance of doubt, any merchant processors who may have contractual rights;

‘Creditors Committee’	any committee of the Creditors established in accordance with the provisions of this Proposal;

‘Debt’	any debt or liability within the meaning of Insolvency Rule 14.1 to which the Company is subject at the Commencement Date or any debt or liability to which the Company may become subject after that date by reason of an obligation entered into before that date;

‘Director’	James May, director of the Company details of whom are set out in Appendix B attached to this Proposal;

‘Excluded Assets’	any property of the Company other than the Assets;

‘Company 46 Balance’	The sum of £2,400,193 is owed by Company 46 to the Company;

‘LEAI’	Legacy Education Alliance, Inc a Nevada, USA company whose shares are publicly traded on the OTCQB exchange;

‘Legacy Group’ or ‘Group’	The group of companies connected to the Company;

‘Members’	all Members of the Company from time to time irrespective of the class of their shareholding;

‘Net Profit’	the net profits of the Company before tax but after extraordinary items calculated in accordance with all ordinary accounting standards applicable to the Company but excluding any payments made to the Supervisor under the Arrangement;

‘Nominee’	Robert Starkins of CVR Global LLP, 20 Furnival Street, London, EC4A 1JQ and Lee Death of CVR Global LLP, Town Wall House, Balkerne Hill, Colchester, Essex, CO3 3AD.

‘Preferential Creditors’	Creditors whose claims are preferential in accordance with the provisions of the Act;

‘Proposal’	the terms contained in this document;

‘Merchant Funds’	£47,339 of Company funds currently held by American Express Merchant Services;

‘Rules’	the Insolvency Rules 2016;

’Substitute Courses’	the courses provided to the Students under these proposals, as more particularly set out in Appendix E, in place of those which the Company had originally contracted to provide the students with;

’Supervisor’	the person or persons who may at any time be acting as Supervisor of the Arrangement;

‘Unsecured Creditors’	Creditors of the Company who would have been entitled to prove in a liquidation had it gone into Creditors Voluntary Liquidation on the Commencement Date including prospective and contingent Creditors other than:
(a) Secured Creditors to the extent of their security; and
(b) Preferential Creditors

2.2	References to Paragraphs are references to paragraphs of this Proposal and references to Conditions are references to the appended CVR Global LLP Standard CVA Conditions.

2.3	The headings in this Proposal, and the appended CVR Global LLP Standard CVA Conditions, are for convenience only and shall not affect its construction or meaning.

2.4	For the avoidance of doubt where the contents of the Proposal and/or any modification(s) to it contradict the CVR Global LLP Standard CVA Conditions, the Proposal and or any modification(s) shall prevail.

3.	INTRODUCTION AND BACKGROUND

3.1	Background Information

3.1.1	Details of the officers and members of the Company and other statutory information are attached as Appendix B to this Proposal.

3.1.2	The Company is part of a large group of companies that operate in various geographic locations around the world, collectively referred to as the Legacy Group. The Legacy Group is ultimately owned by LEAI, which is a US listed entity chartered (incorporated) in Nevada. The holding company for the numerous trading subsidiaries, including the Company, is named Legacy Education Alliance Holdings Inc, which is incorporated in Colorado in the United States.

3.1.3	The Legacy Group is a leading provider of educational training seminars, conferences and services and was founded in 1992 and headquartered in the United States. The Legacy Group delivers educational courses under a number of different brands.

3.1.4	The Company is one of five trading subsidiaries incorporated in England and Wales, which consists of Elite Legacy Education UK Ltd (the subject of these proposals), Company 46, LEAI Property Development UK Limited, LEAI Property Investment UK Limited and LEAI Properties UK Ltd.

3.1.5	The historic business model for the Legacy Group was for staff of Company 46 to set up and arrange events in the UK and in other operating jurisdictions such as Singapore, Hong Kong, Australia, and South Africa. The events would be run by a speaker and supported by sales staff who would sign up students to student contracts, taking payment via debit and credit card. Both the sales staff and speaker would be contracted for the role and would not be directly employed by any company in the Legacy Group.

3.1.6	After an event, the sales manager would total up the sales and provide this information to Company 46 who would then assign the costs and revenues to the entity that was going to provide the course.

3.1.7	Unfortunately, on 15 November 2019, Company 46 was put into Administration via a creditor application to Court. This has impacted the Company in various ways, as former directors, subsequent employees, and independent contractors are no longer in post. This has caused significant difficulties for the Company, as it does not employ staff and was reliant on Company 46 administering various functions. The Company also lost the ability to market its events under the various third-party brand names under which it had previously conducted business.

3.1.8	Historically, one of the most successful brands operated by the Legacy Group around the world was the “Rich Dad” course. The Group licensed the Rich Dad brand from an unconnected entity named Rich Dad Operating Company LLC in 2013 and enjoyed significant success. However, in September 2019, the Legacy Group lost the Rich Brand licence, which had an extremely detrimental impact on the Legacy Group and the Company.

3.1.9	In addition to the above, the COVID-19 coronavirus pandemic has greatly affected the Group, as its operations have historically relied heavily on live events where large groups of people gather. As a result of COVID-19, and the resulting worldwide restrictions on travel and social distancing, the Group has temporarily ceased conducting live sales and the fulfilment of courses.

3.1.10	Currently, sales operations in the Group have been materially negatively affected by Covid-19 and are limited to online sales events with student fulfilment reduced to online, on-demand, and over-the-phone activities. The ultimate impact from COVID-19 on the Group’s operations and financial results will depend on, among other things, the ultimate severity and scope of the pandemic, the pace at which governmental and private travel restrictions ease and the rate at with which the economy recovers.

3.1.11	As a consequence of the above, the Company is experiencing serious financial hardship and has significant creditor liabilities. One supplier (Options2buy Ltd) has pursued the Company for funds, which has resulted in a Petition to Liquidate the Company being issued. Although the substantive debt is still in dispute, the Court has found that the sum of £68,698 (plus interest and costs) is not disputed on substantial grounds (“the Judgement Debt”). This Company is in the process of appealing that decision. However, if the terms of this Proposal are agreed, the Company will accept the Judgement Debt amount as owing.

3.1.12	Currently the Company is not generating any new cash generative sales and is seeking an orderly wind down of operations. As a consequence of the Company’s weak balance sheet, the insolvency of Company 46, the loss of the Rich Dad brand, the legal action relating to the petition and the impact of Covid-19, the Director, having taken legal advice, contacted Robert Starkins of CVR Global LLP, a Licensed Insolvency Practitioner, for advice on the insolvency options available to the Company. The Director had been introduced to CVR Global LLP by its solicitors, Keidan Harrison. No payment has or will be made in relation to this referral.

3.1.13	A review of the position indicated that whilst the Company was unable to pay its debts as they fell due, and had in fact temporarily ceased trading, an orderly wind down of the business using an insolvency process would achieve the best possible outcome for unconnected creditors.

3.2	Financial Information

3.2.1	The trading performance of the business and extracts from the last filed accounts and the latest management accounts are set out in Appendix B.

3.2.2	The Assets, with an estimate of their respective values, the extent to which the Assets are charged in favour of creditors, and the nature and amount of the Company’s liabilities are all detailed in Appendix C. The Unsecured Creditors and the amounts of their claims are listed in Appendix C but can be summarised as follows:

Assets:

Cash at Bank: £155,371

Merchant Funds: £47,339

The Company 46 Balance: uncertain

Connected Company Debtors: Nil

Preferential Liabilities

HMRC VAT liability: £3,290

Unsecured Liabilities:

Student creditors (Class A creditors): £1,999,861

Trade and expense creditors (Class B Creditors): £362,461

Connected Companies (Class C creditors): £5,343,460

3.2.3	The following legal actions have already been commenced against the Company:

(a)	A Winding Up Petition was presented by Options2buy Ltd, dated 18 March 2020, registered in the High Court of Justice, under reference CR-2020-001958, for the amount of £461,459.70. The Court has found that the sum of £68,698 plus interest and costs is not disputed on substantial grounds. A further hearing is scheduled to take place on 16 December 2020.

3.3	Security and Guarantees

3.3.1	The Company has given no security over its assets.

3.3.2	The Company has not entered into any guarantees.

3.3.3	The Director has not guaranteed any debts.

3.4	Solvency

3.4.1	The Company is unable to pay its debts as they fall due (within the meaning of Section 123 of the Act) as evidenced by:

(a)	The Winding Up Petition mentioned above;

(b)	Overdue trade creditor payments amounting to approximately £362,461;
(c)	Legacy Group liabilities totalling £5,343,460;

(d)	The inability to honour contractual obligations to students, resulting in liabilities of £1,999,861; and
(e)	The deficiency as regards unsecured creditors detailed in Appendix C.

4.	RESTRUCTURING OF THE BUSINESS

4.1	The Director considers an orderly wind down of the business to be the best strategy to maximise returns to unconnected creditors. Through an orderly wind-down, the creditor pool will be significantly reduced, resulting in an increased dividend to participating un-connected creditors.

4.2	Provided the Proposal is approved, the delivery of Student courses (Class A creditors) will be paid for as an expense of the Arrangement, as a third party will be required to on-board the students and provide a substitute course (as detailed in Appendix E). Students will be required to take the courses offered within 12 months of the Commencement Date but, as a consequence, will not be entitled to participate in a dividend.

4.3	This will enable a significant payment to be made to Class B Creditors. In support of the proposals, Class C creditors will elect not to participate in any dividend, which in turn will maximise the distribution to Class B creditors.

5.	FINANCIAL PROPOSAL

5.1	Assets

5.1.1	The Company has cash at bank of £155,371 and Merchant Funds of £47,339. These sums will be utilised to pay for a third-party provider to run Substitute Courses for the Student creditors (Class A creditors) and to pay a distribution to the Class B Creditors. The cash at bank and Merchant Funds are to be paid over to the Supervisors as soon as reasonably practicable after the Commencement Date, if not received before.

5.1.2	The Merchant Funds are believed to be available as an asset of the arrangement because the balance is historic and does not relate to any existing Class A creditors. In addition, because the Students will be receiving a Substitute Course, the risk of chargebacks appear minimal.

5.1.3	The records of the Company show that Company 46 is a debtor for £2,400,193. However, as Company 46 is in liquidation, it is not yet known if the Company will participate in any dividend. Accordingly, the Company will continue to seek updates from the liquidator of Company 46 and update the Supervisor accordingly. The Supervisor of the arrangement will review the position and if any recoveries are made in respect of this asset, they will be treated as an asset of the Arrangement. At present, the liquidator of Company 46 has not adjudicated on the Company’s claim.

Connected Company debtors

5.1.4	The Company has connected debtors which are listed on the balance sheet as due from:

●	Company 46 for £2,400,193 (as detailed above);
●	Elite Legacy Education, Inc for £2,984,956 - a US based entity; and
●	Rich Dad Education Ltd – for £757,832 – an entity located in Canada.

5.1.5	The latter debts are considered to be uncollectable as both entities are themselves insolvent on a balance sheet basis and are facing severe financial difficulties. Furthermore, Rich Dad Education Limited is not operating currently and is not generating any new cash sales. Elite Legacy Education Inc is operating, but at a substantially reduced level. Secondly, the validity of the debts are disputed, as the underlying cause of the debts is not known to the Group’s accounting personnel. It is believed that the debts relate to the repayment of balances that were previously written off.

5.1.6	Accordingly, it is proposed that whilst the debts remain an asset of the CVA, the debts are settled in exchange for the contribution towards costs that have been made (see paragraph 5.1.16) and the connected creditors of the Company (totalling £5,343,459) agreeing not to participate in any dividend payable pursuant to the CVA. This results in significantly more funds being available to the unconnected creditors, which wouldn’t be the case in liquidation.

Delivery of the CVA to Class A creditors

5.1.7	It is proposed that the Company will continue to trade in a limited capacity to enable delivery of student courses under the Arrangement. Whilst some of the Student’s rights to take the courses have expired, as the Company was not actively running the courses in view of the COVID-19 pandemic, these Students will still be treated as eligible under these Proposals to receive the Substitute Courses and are deemed creditors for the amount paid in advance.

5.1.8	The Company’s records show that 261 students have paid a total of £1,999,861 in advance for courses that haven’t been delivered. However, due to the financial position of the Company, it is not able to honour the existing bookings. Accordingly, the students have paid for something that cannot be delivered in the normal course of business.

5.1.9	As part of the CVA, is it proposed that a maximum of £88,920 be ring-fenced for a third-party provider to take-on and fulfill the student courses by way of Substitute Courses.

5.1.10	The third-party provider shall have the right to sell additional products and services to the Students. Any additional revenue will be split 30% to the Company (and available for class B creditors) and 70% to the provider.

5.1.11	By voting in favour of the proposal, Class A creditors (the Students) will be acknowledging that they will be receiving a new course in lieu of receiving a dividend or having any claim against the Company. In doing so, the existing student liability of £1,999,861 will be extinguished.

5.1.12	It is proposed that the Supervisor will, on a monthly basis, receive an invoice from the third-party provider. When in receipt of that invoice, the amount will be checked against the agreed fee structure and payment will be authorised.

5.1.13	Details if the third-party provider can be found at Appendix E along with details of the Substitute Courses.

Class B Creditors

5.1.14	The balance of funds held, after the cost and expenses of the CVA have been defrayed, will be utilised to pay a distribution to Class B Creditors. The distribution rate for Class B Creditors is estimated to be 19 p in the £.

Class C Creditors

5.1.15	Upon commencement of the CVA, connected creditors will agree not participate in any dividend. This will maximise the return to un-connected creditors.

5.1.16	Furthermore, LEAI has contributed £56,774 (plus VAT) towards the Company’s recent legal costs. In addition, an amount of £20,805 has been paid to the Nominee an account for costs. Further details in respect of these costs can be found in the notes to the Estimated Outcome Statement at Appendix D.

5.2	Third party contributions and guarantees

5.2.1	Outside of the funds already contributed by LEAI towards costs, no further contribution is expected. However, LEAI will remain responsible for ensuring that the Company remains in good standing with Companies House, and that all returns are filed with HMRC and any post Commencement tax liabilities are paid when due (which are expected to be minimal).

5.3	Timing of Distributions

5.3.1	The Supervisors may exercise their discretion as to when a distribution should be declared and paid. It is anticipated that a first distribution to Class B Creditors will declared and paid within 12 months of the Commencement Date. A further dividend may be paid at the end of the Arrangement if there are surplus funds. The timing of such will take into consideration, whether it is cost effective to make such a payment and whether all claims in the Arrangement have been agreed.

5.3.2	The anticipated return to creditors is set out in Section 11 below.

6.	DESIRABILITY OF THE PROPOSAL

6.1	The Arrangement will be to the advantage of creditors for the following reasons:

a)	It represents the best (indeed likely the only) opportunity to deliver Student courses.
b)	It will result in a better return to un-connected creditors than would be the case in Liquidation.
c)	In Liquidation, it is anticipated that a significantly reduced dividend, if any, would be paid to creditors.
d)	Any dividend payment under the Arrangement is likely to be paid earlier than any dividend in a Liquidation.
e)	The costs of administering the CVA will be cheaper than in liquidation, as the third-party provider will be the principle point of contact for students, which will reduce the professional fees incurred compared with a liquidator corresponding with them.

f)	Connected creditors and Student creditors will not participate in a CVA dividend, increasing the dividend for other unsecured Creditors.
g)	The costs of the Arrangement will be less than the costs which would be incurred in a compulsory liquidation, where in addition to the Liquidators fees, various statutory fees would be payable to the Department for Business Innovation & Skills (“BIS”).

7.	Default and Termination

7.1	Any failure by the Company to comply with the terms of the Arrangement, which the Supervisor in his discretion considers to be material, shall constitute a default. A summary of those matters which will constitute a default are detailed in Condition 8.1 of Appendix A.

7.2	In the event of default, unless the Supervisor shall conclude that there is a reasonable prospect of the Company remedying the default, he may issue a Certificate of Termination and, where funds permit, present a petition for the administration or the winding up of the Company, or convene a meeting of the Members to pass a resolution for its winding up. In such an event, the Supervisor may seek the appointment as Liquidator or Administrator.

7.3	The Supervisor may present a petition against the Company should it breach the terms of the Arrangement. The Supervisor will retain £3,000 from funds paid into the Arrangement to petition for liquidation, in the event of failure in the Arrangement. The Standard Terms shall apply to determine if a breach has occurred and the procedure laid down in the Standard Terms shall be followed in such circumstances

8.	THE COMPANY’S OBLIGATIONS TO THE SUPERVISOR

8.1	Throughout the Arrangement period the Company shall comply with the obligations detailed in Condition 1 of Appendix A.

9.	NOMINEE AND SUPERVISOR

9.1	Nominee

9.1.1	The Joint Nominees, Robert Starkins together with Lee De’ath, are proposed as Joint Supervisors of the Arrangement. The Nominees and Supervisors are Licensed Insolvency Practitioners.

9.1.2	The Nominee shall be paid a fee based on the Time Costs incurred by him and his staff plus disbursements for acting as Nominee and for assisting in the preparation of this Proposal. The Nominee has been paid £20,805 on account of his time costs and expenses by LEAI. The balance of any Time Costs and expenses of the Nominee that remain unpaid at the Commencement Date, shall be paid by the Supervisor as an expense of the Arrangement. The total Nominee fee is expected to be £30,805.

9.2	Supervisor’s functions

9.2.1	The Supervisor shall be responsible for those matters detailed in Condition 2 of Appendix A.

9.3	Supervisor’s powers

9.3.1	To enable the Supervisor to perform his functions he shall have all of the powers set out in Condition 3 which he may exercise for any proper purpose in connection with the Arrangement.

9.4	Supervisor’s remuneration and expenses

9.4.1	The Supervisor shall be paid a fee for acting as such calculated by reference to the number of hours spent by the Supervisor and his staff in carrying out the Supervisor’s functions in respect of the Arrangement. Time properly incurred on cases is charged to the Arrangement at the hourly rate prevailing at the time. The current hourly rates are outlined in the enclosed document and are subject to change over time. A guide to fees is available on request or alternatively can be viewed on the following website:

https://www.r3.org.uk/technical-library/england-wales/technical-guidance/fees/

9.4.2	An estimated budget cost of £25,000 plus disbursements, is based on the Arrangement completing within 15 months.

9.4.3	The work carried out by the Supervisor will include the following:

●	Agreement of creditor claims
●	Liaising and agreeing the costs of the third-party provider and ensuring that bookings are being provided as proposed
●	Provision of distributions to creditors when funds allow
●	Statutory formalities, including annual reporting

9.4.4	The Supervisor may draw expenses and disbursements in accordance with the enclosed charge out rate and disbursement recovery policy.

9.4.5	The Supervisor shall be authorised to pay from the funds that come under his control his own fees and expenses at such times as he considers fit.

9.4.6	Under current practice, VAT is not charged on nominees’ or supervisors’ fees. However, should this practice change and VAT become chargeable in respect of these fees, then the VAT will become an additional cost to the Arrangement.

9.4.7	The expenses of the Supervisor shall include any expenses properly incurred by him in connection with the Arrangement including:

(a)	the fees and disbursements of any solicitors appointed to assist, act or advise the Nominee or the Supervisor in connection with the preparation and implementation of the Proposal and the Arrangement;

(b)	the fees and disbursements of any valuers or agents retained by the Supervisor to value or dispose of any of the Assets;
(c)	any sums due to HM Revenue and Customs or any other taxing authority arising in respect of Assets sold during the Arrangement Period;
(d)	any costs associated with the termination of the Arrangement, including the costs of seeking the winding up of the Company or the appointment of an administrator.

10.	CREDITORS

10.1	General

10.1.1	The Supervisor shall deal with the determination and adjudication of all Creditors’ claims. Such claims shall be determined in accordance with Condition 4 at Appendix A.

10.2	Secured Creditors

10.2.1	There are no secured creditors.

10.2.2	There is no qualifying floating charge registered against the Company dated after 15 September 2003.

10.3	Preferential Creditors

10.3.1	Pursuant to the Finance Act 2020 coming into force on the 1 December 2020, HMRC are now a preferential creditor for VAT and as such are listed as a preferential creditor for £3,290.

10.4	Non-preferential, unsecured creditors

10.4.1	Class A creditors will not participate in a dividend but will instead receive student courses as detailed in Appendix E. As a consequence, the students will not have a claim against the Company.

10.4.2	Class B Creditors which are to rank for dividend will be paid in accordance with Paragraph 11.

10.5	Associated creditors

10.5.1	It is proposed that the claims of the associated creditors (Class C Creditors) as defined under Section 435 of the Act and which amount to £5,343,460 will be included in the Arrangement but will elect not to receive a divided from the Arrangement.

11.	DISTRIBUTION

11.1	General

11.1.1	The proceeds of realisation of the Assets shall be banked in an account of the Supervisor’s choice and distributed in the manner set out in the Arrangement and in accordance with Condition 5 of Appendix A.

12.	CREDITORS’ DECISIONS

12.1	Decisions of creditors convened during the period of the Arrangement shall be conducted in accordance with Condition 6 of Appendix A.

13.	VARIATIONS TO THE ARRANGEMENT

13.1	If the Supervisor considers that the interests of Creditors are best served by any variation to the Arrangement being incorporated after the Commencement Date, then he may circulate Creditors with details of the proposed variation. Such variation shall be deemed to be incorporated into this Proposal if they receive the approval of in excess of three quarters in value of the Creditors voting on the proposed variation in person or by proxy at either a Creditors’ meeting or another decision process.

13.2	No variation permitted by this Paragraph shall be effective unless the Company consents to it.

14.	CREDITORS’ COMMITTEE

14.1	If so resolved by the Creditors, the Supervisor shall establish a Creditors’ Committee. That Committee shall have not less than three or more than five members. Details of the Membership and conduct of the Creditors Committee are set out in Condition 7 of the standard terms and conditions.

15.	COMPLETION

15.1	Satisfactory Completion

15.1.1	Unless terminated as a result of any default, this Arrangement shall end either at the end of the Arrangement Period or when all Assets subject to the Arrangement have been realised and all funds have been distributed in accordance with the terms of the Arrangement. The Supervisor shall issue a Certificate of Completion following the end of the Arrangement.

15.1.2	When all of the Assets have been realised and all funds distributed in accordance with the terms of this Proposal, the Company shall be released from any further liability to the Creditors for claims in respect of which they were entitled to participate in the Arrangement.

16.	OTHER TERMS

16.1	EC Regulations

16.1.1	The EC Regulation will apply to these proceedings, which will be main proceedings for the purposes of Article 3.

16.2	Duration of the Arrangement

16.2.1	The Arrangement shall continue for 15 months, unless terminated earlier in accordance with the terms of the Proposal and may be extended by a reasonable period should collection of the Company 46 Balance be deemed likely, this decision being at the discretion of the Supervisor. In accordance with rule 2.41 the Supervisor will report to creditors in respect of each twelve-month period (within two months of the anniversary).

16.3	Trust

16.3.1	In consideration of the Creditors’ agreement to the Arrangement all the Company’s legal and beneficial interest in the Assets and all sums realised in respect of the Assets shall from the Commencement Date be held by the Company (or by the Supervisor in a trust account) in trust for the duration of the Arrangement. The trustee shall be the Supervisor. The beneficiaries shall be all the Creditors. The terms of the trust shall be all relevant terms of this Proposal and the appended Conditions.

16.3.2	If required to do so by the Supervisor, the Company shall execute a written declaration of trust on the above terms and/or transfer, assign or convey the Assets to the Supervisor or at his direction and/or enter into any documentation or security instrument to give effect thereto.

16.3.3	In the event that the CVA fails and the Company enters Liquidation, the funds within the trust will be available for the liquidator to be dealt with in the normal course, to defray expenses and, where possible, allow a dividend to be paid to all proving creditors.

16.4	After acquired assets

16.4.1	If prior to the completion of the Arrangement the Company shall become possessed of assets or property (of whatever nature) which are not included in the Proposal and the existence of which could not or could not reasonably have been known or envisaged at the Date of Commencement, then the director shall forthwith disclose the same to the Supervisor and immediately make available to the Supervisor such part of such assets or property as shall allow the Supervisor to pay in full all the liabilities of the Company with interest at the rate applicable to a winding up.

16.5	Avoidable Transactions

16.5.1	The Director is not aware of the existence of any transactions or circumstances that could be set aside in any way pursuant to the provisions of Section 238 (transactions at an undervalue), Section 239 (preferences), Section 244 (extortionate credit transactions) or Section 245 (invalidity of floating charges) of the Act, if the Company were to be wound up at the date of this Proposal.

16.6	Stages of the Arrangement

16.6.1	Initial Advice Stage

During this stage the Advising Insolvency Practitioner (IP) provides advice regarding the Company’s financial position with a view to the Company entering into a formal insolvency procedure.

The Company is required to provide full and comprehensive information in order that consideration can be made of all of the options available and for appropriate advice to be given which strikes a fair balance between the interests of the Company and creditors.

16.6.2	Assisting in the Preparation of the Proposals

Although accuracy of the proposal is ultimately the responsibility of the Company directors the Advising IP provides assistance in producing the proposal in accordance with regulation.

16.6.3	Nominee Stage

During this stage the Nominee reviews the proposal and presents a report on its feasibility and writes to the Company’s creditors and shareholders to convene decision processes to consider the proposal.

16.6.4	Supervisor Stage

The role of Supervisor, involves ensuring that the terms and conditions of the proposal, once approved, are complied with and that any material breaches of the terms are reported to creditors. Supervision may entail a periodic review of trading results and any other necessary information gathering, to enable adequate carrying out of this function, in accordance with the terms of the arrangement.

The Company directors will continue to be responsible for the management and operation of the Company and comply with the terms and conditions of the arrangement including regular payment of contributions.

16.7	WINDFALL

The Company will inform the Supervisors if it receives, or becomes entitled to, any windfall gain or asset or property (of whatever nature, other than derived from post CVA commencement ordinary trading activities) which are not included in the CVA for the period of its duration. Such assets or property will be subject to the CVA and be made available to the Supervisors for distribution to the creditors. Any costs connected with and/or tax liability in respect of such items, will be first charge on the assets/property or realisations of the same, as the case may be.

17.	DIRECTORS’ WARRANTY

17.1	The contents of this Proposal are accurate, true and correct to the best of my knowledge, information and belief. I am aware that if the Proposal contains any material omission or if the Company fails to comply with the terms of the Arrangement, the Supervisor may petition for a winding up order or an administration order to make application to the Court under Section 7(3) or 7(4)(b) of the Act.

17.2	My attention has been drawn to Section 6(A) of the Act which provides that if, for the purposes of obtaining the approval of the Members or Creditors of the Company to the Proposal, I make any false representation or fraudulently do, or omit to do anything, I commit an offence.

17.3	I acknowledge that whilst I have taken professional advice in connection with the preparation of this Proposal, the contents hereof remain my sole responsibility.

Signed by:	/s/ James E. May	Date:	December 15, 2020

APPENDIX A

CVR Global Standard conditions

Applicable to this Company Voluntary Arrangement

CVR Global LLP - CVA Standard Conditions

The following terms conditions shall be applicable to this Proposal.

1.	THE COMPANY’S OBLIGATIONS TO THE SUPERVISOR

1.1	Throughout the Arrangement period the Company shall, and shall procure that its officers, agents and employees, shall comply with the following obligations:

(a)	provide the Supervisor with its fullest co-operation in relation to all and any investigations that he may undertake into and enquiries that he may have in respect of its assets and affairs including the provision of all information and documentation in its power or under its custody or control without limitation;

(b)	produce and deliver to the Supervisor statutory and management accounts and supporting cashflow for the business of the Company prepared in accordance with accounting policies set by the Supervisor together with accounts within three months of the Company’s year-end;

(c)	give the Supervisor without charge such assistance as he may reasonably require in connection with the Arrangement;

(d)	provide the Supervisor with such authorities as he needs to deal with all of the Company’s Creditors as the Supervisor thinks fit;

(e)	ensure that Assets or as the context requires the proceeds of realisation of Assets are paid to the Supervisor immediately after receipt of funds by the Company or any person acting as its agent;

(f)	conduct the trading of the business of the Company in accordance with the terms of the Arrangement and in a manner likely to enhance the solvency of the Company and produce the maximum dividend payment to the Creditors;

(g)	ensure that all new credit incurred during the Arrangement Period is promptly discharged and that all statutory accounts and returns are promptly prepared and filed;

(h)	ensure that all outstanding statutory accounts and Tax/VAT returns overdue at the Commencement Date are provided to HMRC within 6 months of the Commencement Date together with any other information required.

(i)	Ensure that all statutory returns and payments due to HMRC from the Commencement Date shall be provided on or before the filing due date;

(j)	immediately inform the Supervisor if any of the following events should arise:

i)	judgement, in respect of debts outside the scope of the Arrangement, is entered against the Company and remains unpaid for fourteen days or a Liability Order is made in respect of unpaid rates or in the event that any tax or VAT debt, outside the scope of the Arrangement, remains unpaid and in arrears for more than fourteen days;

ii)	a Bailiff levies distress against any of the Company’s assets or a Creditor obtains an attachment on any of its assets;

iii)	a Compulsory Winding-Up Petition is served on the Company

2.	Supervisor’s functions / Responsibilities

2.1	The Supervisor shall be responsible for those matters detailed below:

(a)	The receipt of payment in respect of the Assets or the proceeds thereof as the context requires for the purposes of the Arrangement.

(b)	The determination of Creditors’ claims.

(c)	Any necessary investigation of the Company’s business and affairs.

(d)	Collection, banking and distribution of funds realised in the Arrangement.

(e)	General supervision of the Company’s compliance with the terms of the Arrangement.

(f)	Commencement of administration or winding-up proceedings in respect of the Company if required by the terms of this Arrangement.

(g)	Any other functions which it may be necessary or expedient for the Supervisor to undertake in connection with the implementation of the Arrangement.

(h)	The Supervisor shall be under no obligation to perform any act or carry out any function save for those expressly provided for in the Arrangement, the Act or the Rules.

(i)	Neither the Supervisor, his firm or company by which he is employed or any of the agents or employees of such company, shall incur any personal liability in negligence or otherwise for any act or omission carried out by them or any of them in connection with the Arrangement unless such act or omission constitutes one of dishonesty.

3.	Supervisor’s powers and duties

3.1	To enable the Supervisor to perform his functions he shall have all of the powers set out below which he may exercise for any proper purpose in connection with the Arrangement. The Supervisor’s powers will continue after the Arrangement Period until such time as the process of declaring and paying a dividend shall have been completed.

3.1.1	The Supervisor as agent of the Company has:

(a)	Power to take possession of, collect, get in and hold any or all of the Assets which, under the terms of the Arrangement he is to hold as trustee.

(b)	Without prejudice in the case of Profit Contributions to agree to defer any payment on account of Profit Contributions either with or without an extension of the terms of the Arrangement.

(c)	Power to sell, lease or otherwise dispose of any Assets referred to in sub paragraph (a) in such a manner as may seem expedient to him.

(d)	Power to delegate to any director or employee of the Company by whom the Supervisor is employed or to any agent of the Supervisor any or all of his duties or functions under the Arrangement save those which by law the Supervisor is required to perform personally.

(e)	Power to effect and maintain insurances in respect of any Asset subject to the Arrangement.

(f)	Power to engage legal representatives, managers, agents and other persons to assist the Supervisor in the performance of his functions.

(g)	Power to place money coming into his hands on deposit with any established United Kingdom clearing bank or building society.

(h)	Power to do any act or thing which is necessary or expedient for the purpose of exercising his powers or carrying out his functions.

(i)	Power to do all things necessary for the management of the affairs, business and property of the Company and for the realisation of the property of the Company and for its distribution in accordance with the terms of the Arrangement.

(j)	Exercise any of the powers of an Administrator as set out in Schedule 1 of the Act as if the same were repeated fully herein.

3.1.2	If the Supervisor is uncertain as to what action he should take in any situation or wish to ascertain the wishes of Creditors on a matter concerning the Arrangement he may seek the advice or direction of the majority or most material of the Creditors and he may act upon such advice and/or direction. This paragraph is without prejudice to the Supervisor’s right to refer any matter to the Court for guidance and/or directions as he shall think fit.

3.1.3	The Supervisor may, if he considers it desirable, summon and conduct meetings of Creditors for any purpose connected with the Arrangement.

3.1.4	Notwithstanding any other provisions of this Proposal the Supervisor shall not be required to undertake any duties or incur any expenses in relation to the Arrangement unless he is satisfied that he has sufficient funds under his control (or will shortly have such funds) to cover such costs and expenses.

3.1.5	In the event that any of the annual accounts show a loss then the Supervisor will have the authority, which he may use at his discretion, to require that the Company shall cease all active trading either gradually, by not taking on any further new work, or immediately whichever he sees fit. This shall be a mandatory requirement in the event that sufficient financial information is not provided without reasonable excuse when requested by the Supervisor. In the event of the implementation of the provisions of this clause the Supervisor will consider the exercise of the power to commence winding up proceedings against the Company and/or the power to sell the business. In such circumstances the Arrangement Period shall be automatically extended until completion in full of such measures and payment of any dividend.

3.2	Trading

3.2.1	The Company shall remain solely responsible for the conduct of any future trading of its business. The Supervisor shall not have any personal liability in respect of any such activities or any debts incurred in respect of such trading.

3.2.2	The Company shall be entitled to incur credit from suppliers on normal trade terms for the purpose of carrying on its business under the Arrangement. The Company will continue trading for the duration of the Arrangement, meeting its day to day liabilities as and when they fall due.

3.2.3	The Company shall be solely responsible for any credit facilities or liabilities incurred by it after the Commencement Date but it shall promptly notify the Supervisor or any credit incurred for sums in excess of £15,000.

3.2.4	The Company shall not give any security of any sort for any borrowing incurred during the Arrangement Period without the prior written approval of the Supervisor.

3.2.5	The Company shall not give any guarantees of any third-party liabilities during the Arrangement Period.

4.	Creditors

4.1	The Supervisor shall deal with the determination of all Creditors’ claims in accordance with these conditions or where no express provision is made with such provisions of the Act and the Rules as apply in respect of claims in a creditors voluntary liquidation with references to the commencement of the winding-up being references to the Commencement Date.

4.2	As soon as possible following the Commencement Date all Creditors who are currently party to proceedings against the Company (including enforcement of any award in any such proceedings) in respect of any sums comprised in the Arrangement shall at their own expense take all reasonable steps to procure the withdrawal, discontinuance or dismissal of those proceedings.

4.3	In agreeing the claims of Creditors the Supervisor shall have discretion to allow any Creditor who was party to any proceedings against the Company, which have ended as a result of the Arrangement, to include in its claim in the Arrangement a sum for the costs incurred in respect of those proceedings whether or not any costs order has been made or taxation completed in respect of those proceedings.

4.3.1	Any Creditor who claims to have reserved title to any items supplied to the Company shall not repossess those items during the Arrangement Period. They shall submit full details of any such claim to the Supervisor who shall accept or reject the claim within 28 days of the date of receipt of such full details. If the claim is accepted the items claimed shall be made available for collection or paid for by the Company. If the claim is rejected the claimant shall be entitled to seek relief from the Court at their cost.

4.3.2	Any Creditor who has a right to distrain upon or take any other step to seize or take possession of any Assets shall not so distrain or take any such steps during the Arrangement Period.

4.3.3	No Creditor of the Company bound by the Arrangement will have any remedy against the Company except to receive distributions in accordance with the terms of the Arrangement.

4.3.4	Set off of refunds due from the Crown against debts due to the Crown will be in accordance with statute and established legal principles.

4.3.5	Where an employee (including any director with service contract) is made redundant as a consequence of the Arrangement and any necessary restructuring of the Company, both pre and post commencement of the Arrangement; any resultant claim of the employee against the Company (including where such a claim is transferred to and vested in the Secretary of State) shall be included as a Creditor claim in the Arrangement and rank equally with other Creditor claims as a Preferential Creditor or Unsecured Creditor accordingly. For the avoidance of doubt, such Creditor claims will include inter alia any claim for redundancy and pay in lieu of notice that would arise from such redundancy.

4.4	Adjudication of Claims

4.4.1	As soon as practicable after the commencement of the Arrangement, the Supervisor shall send a notice (‘a Notice to Submit Claims’) to every Creditor or other person to whom the Company may be indebted of whom he has notice requiring them to provide such details of their claims as the Supervisor thinks fit.

4.4.2	Any Creditor, or other person who wishes and agrees to participate in and be found by the Arrangement, shall submit his claim in writing to the Supervisor in the form, if any, required by the Supervisor, or one which is substantially similar. The Supervisor shall be at liberty to admit any claim not exceeding £500 without the necessity of a formal proof.

4.4.3	The HMRC claim in the Arrangement will include PAYE/NIC due to the Commencement Date, CTSA assessed tax for the accounting period(s) ended on or before the Commencement Date and VAT (including any assessed tax, levy or duty) to the Commencement Date.

4.4.4	A Creditor’s claim may at any time be withdrawn or varied as to the amount claimed by agreement between himself and the Supervisor.

4.4.5	The Supervisor may call for any document or other evidence to be produced to him where he considers it necessary, for the purpose of substantiating the whole or any part of the claim and, if he considers it necessary, require a claim to be verified by affidavit.

4.4.6	The Supervisor shall, so long as claims lodged are in his hands, allow them to be inspected, at all reasonable times on any business day, by:

(a)	any Creditor who has submitted his claim (unless that claim has been wholly rejected for the purposes of dividend or otherwise);

(b)	any member of the Company; and

(c)	any person acting on behalf of either of the above.

4.7.7	A claim may be admitted for dividend either for the whole of the amount claimed by the Creditor, or for part of that amount.

4.7.8	If the Supervisor rejects a claim in whole or in part, he shall prepare a written statement of his reasons for so doing and send it to the Creditor.

4.5	Appeal against decision on claim

4.8.1	If a Creditor is dissatisfied with the Supervisor’s decision with respect to his claim or its ranking, he may apply to the Court within 21 days (or such longer period as the Court shall, in the special circumstances, allow) of receiving the statement for the decision to be reversed or varied.

4.8.2	A member or any other Creditor may, if dissatisfied with the Supervisor’s decision admitting or rejecting the whole or any part of a claim, make such an application within 21 days (or such longer period as the Court shall, in the special circumstances, allow) of becoming aware of the Supervisor’s decision.

4.8.3	The Supervisor is not personally liable for the costs incurred by any person in respect of an appeal under this paragraph unless the Court so orders.

4.8.4	The Insolvency Rules relating to an appeal against a Liquidator’s decision on proof shall apply to the conduct of any appeal under the foregoing paragraphs.

4.9	Debts of uncertain value

4.9.1	The Supervisor shall estimate the value of any debt which, by reason of its being subject to a contingency or for any other reason, does not bear a certain value and he may revise any estimate previously made if he thinks fit.

4.9.2	The Supervisor shall notify the Creditor in writing of any such estimate. If the Creditor is dissatisfied with the Supervisor’s decision, he may exercise his rights under paragraph 4.8.

4.9.3	Where the value of any debt is estimated by the Supervisor, the amount provable in the Arrangement shall be the amount of the estimate.

4.10	Secured Creditors

4.10.1	A Secured Creditor may claim for the balance of his debt (if any) after deducting the value of his security.

4.10.2	If a Secured Creditor voluntarily surrenders his security for the general benefit of the Creditors, he may claim for his whole debt as if it were unsecured.

4.10.3	A Secured Creditor may, with the agreement of the Supervisor or the leave of the Court, at any time after the value which he has, in his claim, put upon his security.

4.10.4	If the Supervisor is dissatisfied with the value which a Secured Creditor puts on his security (whether in his claim or by way of revaluation), he may require the Security to be professionally valued by a person agreed as between the Creditor and the Supervisor, or in default of such agreement appointed by the President of the Royal Institute of Chartered Surveyors on the application of either party.

4.10.5	Where a professional valuation has been carried out, that valuation shall be treated as an amended valuation of the Creditor.

4.10.6	If a Creditor who has valued his security subsequently realises it:

(a)	the Creditor shall forthwith notify the Supervisor and shall give the Supervisor such information relating thereto as he may reasonably require;

(b)	the net amount realized shall be substituted for the value previously put by the Creditor on the security; and

(c)	that amount shall be treated in all respects as an amended valuation by him.

4.11	Foreign Currency Debts

4.11.1	For the purpose of claiming for a debt incurred or payable in a currency other than sterling, the amount of the debt shall be converted into sterling at the official exchange rate prevailing on the date of the commencement of the Arrangement.

4.11.2	The official exchange rate is the middle market rate at the Bank of England, as published for the date in question. In the absence of any such published rate, it is such rate as the Supervisor and Creditor agree or, in default of such agreement, the Court determines.

4.12	Debts payable at future time

4.12.1	Subject to the following, a Creditor may claim for a debt of which payment was not yet due at the date of commencement of the Arrangement.

4.12.2	Where a Creditor has claimed for a Debt of which payment is not due at the date of the declaration of dividend, he is entitled to a dividend equally with other Creditors, but subject as follows:

4.12.3	For the purpose of dividend (and for no other purpose), the amount of the Creditor’s admitted claim (or, if a distribution has previously been made to him, the amount remaining outstanding in respect of his admitted claim) shall be reduced by a percentage calculated as follows:

 X

-----

1.05n

where–

(a) “X” is the value of the admitted proof; and

(b) “n” is the period beginning with the relevant date and ending with the date on which the payment of the creditor’s debt would otherwise be due expressed in years and months in a decimalised form.

4.13	Interest on Debts

4.13.1	Where a debt bears interest, that interest may be claimed as part of the debt except in so far as it is payable in respect of any period after the commencement of the Arrangement.

4.14	Cost of submitting claims

4.14.1	Every Creditor bears the cost of submitting his own claim, including such cost as may be incurred in obtaining valuations, providing documents, affidavits or other evidence to be Supervisor.

4.14.2	Costs incurred by the Supervisor in estimating the value of a debt of uncertain value shall be an expense of the Arrangement.

4.15	Debts of Unpaid Creditor

4.15.1	Creditors who do not claim in the Arrangement shall not be entitled to receive any dividend.

4.15.2	Dividends due to Creditors who have claimed in the Arrangement but who have not claimed or been paid their dividends shall, at the end of the Arrangement, be paid to the Company.

4.15.3	Once a dividend has been paid to the Company under Condition 4.10.2, the Creditor must claim it from the Company and no other person.

4.15.4	The Supervisor may exercise his discretion to utilise the services of a tracing agent or other party to determine the location and status of a Creditor who has proved in the Arrangement but who has not been paid their dividends. Such costs would be payable as an expense of the Arrangement but would be first applied to the amount payable to that Creditor.

4.15.5	In the event that the Supervisor considers that it would be inappropriate to make a payment in respect of unpaid dividends to the Company, or is unable to pay dividends under the then the Supervisor may distribute such funds amongst the other Creditors of the Arrangement. If this is uneconomic or unpractical, the Supervisor may distribute the funds, after costs, to members of the Company in accordance with their entitlement to share in surplus assets of the Company.

5	DISTRIBUTION

5.1	General

5.1.1	The proceeds of realisation of the Assets shall be banked in an account of the Supervisor’s choice and distributed in the manner set out in the Arrangement terms.

5.1.2	Provided that the Supervisor has sufficient funds in hand for the purpose, the Supervisor may, subject to the retention of such sums as he considers necessary for payment of the expenses of the Arrangement, declare and distribute dividends among the Creditors in respect of their claims which have been admitted.

5.1.3	However, any time limit for lodging claims in the Arrangement shall not apply to HMRC and no non-preferential distribution will be made until:

(a) a CTSA return has been filed for the accounting period ended on or immediately prior to the Commencement Date or of commencement of the prior Administration;

(b) a VAT and/or other levy or duty return due to HMRC has been filed up to the Commencement Date or of the commencement of the prior Administration; or

(c) an HMRC Determination or assessment has been made and the Supervisor has admitted their final claims.

5.1.4	In the calculation and distribution of a dividend the Supervisor shall make provision:

(a)	for any debts which are the subject of claims which have not yet been determined; and

(b)	for disputed claims

5.1.5	A Creditor who is bound by the Arrangement by virtue of Section 5(2)(b)(ii) of the Act shall, subject to the provisions herein as to proof of debt, be included in the Arrangement for dividend purposes save that if at the date of proof by such Creditor any dividend shall already have been paid, such Creditor shall not be entitled to disturb the distribution of the dividend but shall be entitled to be paid out of any money for the time being available for the payment of any further dividend.

5.1.6	Each Creditor shall be responsible for notifying to the Supervisor of any change of address of such Creditor during the Arrangement period.

5.2	Notice of Intended Dividend

5.2.1	No more than four months before declaring a dividend to non-preferential Creditors, the Supervisor shall give notice of their intention to do so to all such Creditors whose addresses are known to them and who have not submitted their claims.

5.2.2	Any notice sent out to Creditors under Condition 5.2.1 shall specify a date (‘the Last Date for Submitting Claims’) up to which claims may be lodged. With the exception of the claims of HMRC, the Last Date for Submitting Claims shall be the same for all Creditors, and not less than 21 days from the date of the notice.

5.3	Notice of Declaration

5.3.1	The Supervisor shall give notice of the dividend to all Creditors who have submitted their claims.

5.3.2	The notice shall include the following particulars:

(a)	amounts realised from the sale of assets subject to the Arrangement and/or amounts paid by the Company to the Supervisor under the Arrangement;

(b)	payments made by the Supervisor during the course of the Arrangement;

(c)	provision (if any) made for unsettled claims, and funds (if any) retained for particular purposes;

(d)	the total amount to be distributed and the rate of dividend; and

(e)	whether, and if so when, any further dividend is expected to be declared.

5.3.3	The dividend may be distributed simultaneously with the notice declaring it.

5.3.4	Payment of dividend may be made by post, or arrangements may be made with any Creditor for it to be paid in another way, or held for his collection.

5.3.5	Where a dividend is paid on a bill of exchange or other negotiable instrument, the amount of the dividend shall be endorsed on the instrument, or on a certified copy of it, if required to be produced by the holder for that purpose.

5.4	Claim altered after payment of dividend

5.4.1	If, after payment of dividend, the amount claimed by a Creditor is increased, the Creditor is not entitled to disturb the distribution of the dividend; but he is entitled to be paid, out of any money for the time being available for the payment of any further dividend.

5.4.2	If, after a Creditor’s claim has been admitted, the claim is withdrawn or disallowed, or the amount of it is reduced, the Creditor shall repay to the Supervisor any amount overpaid by way of dividend.

5.5	Secured Creditors

5.5.1	The following applies where a Creditor re-values his security at a time when a dividend has been declared:

5.5.2	If the re-valuation results in a reduction of his unsecured claim ranking for dividend, the Creditor shall, as soon as practicable, repay to the Supervisor any amount received by him as dividend in excess of that to which he would be entitled having regard to the re-valuation of the security.

5.5.3	If the re-valuation results in an increase of his unsecured claim, the Creditor is entitled to receive from the Supervisor, out of any money for the time being available for the payment of a further dividend, before any such dividend is paid, any dividend or dividends which he has failed to receive, having regard to the re-valuation of the security. However, the Creditor is not entitled to disturb any dividend declared (whether or not distributed) before the date of the re-valuation.

5.6	Assignment of Debts or Rights to Dividend

5.6.1	If a person entitled to a dividend gives notice to the Supervisor that he wishes the dividend to be paid to another person, or that he has assigned his entitlement or debt to another person, the Supervisor shall pay the dividend to that other person accordingly.

5.6.2	A notice given under this Condition must specify the name and address of the person to whom payment is to be made.

5.7	Unclaimed Dividend

5.7.1	If any dividend remains unclaimed or unpaid when the Supervisors issue their notice that the CVA has been fully implemented, the Supervisors shall give 15 days’ notice to the creditors where dividends remain unpaid of their intention that, at the expiry of that period, they shall pay the amounts thereof to the Company together with a list of the persons to whom they are payable;

5.7.2	The Company shall not remain liable to the creditors concerned for the amounts of such dividends; and

5.7.3	For the avoidance of doubt, the CVA shall be deemed to be fully implemented once the Company completes the contributions referred to in accordance with the proposal above to the Supervisors together with accounts confirming the position.

5.7.4	The Supervisors shall have no further duties, obligations or liabilities to those creditors in relation to the CVA.

5.8	Creditors who did not have notice

5.8.1	If at the time the claim is notified to the Supervisor the arrangement is still in force and the Supervisor is holding sufficient funds to pay a Dividend to such Creditor or Creditors, then the Supervisor will, subject to agreement of the claim, forthwith pay to the Creditor a Dividend or distribution of an amount which is on the same basis as the dividends and distributions already paid. Such payments will be made before any further payments to any other Creditors and will be paid so as to bring about an equalisation in dividends or distributions between Creditors who fall within section 5(2)(b)(i) on the one hand and section 5(2)(b)(ii) on the other hand.

5.8.2	If the claims are notified to the Supervisor at a time when he is holding no funds available for payment of a Dividend then as and when any funds are received the Supervisor will subject to agreement of the claim, out of such funds, first make such payment to such Creditors so as to bring about an equalisation as aforesaid.

5.8.3

Claim not to constitute default. The notification to the Supervisor of any such claim or claims shall not constitute an act of default unless the failure to give notice to such Creditor was a deliberate act on the part of the Company. Obligation to provide further funds. Unless the Proposal otherwise provides there shall be no obligation upon the Company to pay to the Supervisor any further sums of money or make any further assets available (other than already provided for in the Proposal) unless the Proposal as agreed provides for a minimum Dividend to be paid to Creditors.

5.8.4	On receipt of any such claim the Supervisor will notify all Creditors bound of such receipt, the name of the Creditor, the amount claimed, and will provide such other information as may be relevant including particulars as to the Company’s explanation why the Creditor was not given notice, and also the impact which such claim is likely to have on the outcome of the Arrangement. Such notification may, if the Supervisor considers it appropriate, be included in the progress report to Creditors.

5.9	Costs and Expenses of the Arrangement

5.9.1	The fees, costs, charges, expenses and liabilities properly charged or incurred by or on behalf of the Nominee or the Supervisor are expenses of the Arrangement and, subject to Conditions 5.7.2 and 5.7.3 below, shall be paid in priority to all other charges, expenses, liabilities and debts and shall be paid in priority first to the Nominees and thereafter the Supervisor.

5.9.2	For the avoidance of doubt CTSA/VAT due on the realisation of assets included in the Arrangement will be regarded as an expense of realising the asset payable out of the net sale proceeds (excluding any tax on deferred income recognition, which would remain a cost of the Company).

5.9.3	The Supervisor shall set aside sufficient funds for winding up proceedings against the Company and such funds will rank ahead of the other expenses of the Arrangement.

5.9.4	The Supervisor shall have a charge on the Assets subject to the Arrangement in respect of the expenses of the Arrangement.

5.10	Priority of Debts and Application of Surplus

5.10.1	In the distribution of sums due to be paid to Creditors under the terms of the Arrangement, Preferential Debts shall be paid in priority to other debts.

5.10.2	Preferential Debts rank equally between themselves after the expenses of the Arrangement.

5.10.3	Debts other than Preferential Debts or debts which are specifically referred to as deferred under the proposal rank equally between themselves and, after the Preferential Debts, shall be paid in full unless the sums due to be paid to Creditors are insufficient for meeting them, in which case they abate in equal proportions between themselves. Any surplus shall be applied in meeting deferred debts, if any, prior to payment of interest.

5.10.4	Any surplus remaining after the payment of the Preferential and other debts shall first be applied in paying interest on those debts in respect of the periods during which they have been outstanding since the commencement of the Arrangement (for this purpose interest on Preferential Debts ranks equally with interest on debts other than Preferential Debts) and thereafter returned to the Company.

5.10.5	The rate of interest payable under Condition 5.8.4 in respect of any debt is whichever is the greater of the following;

(a)	the rate specified in Section 17 of the Judgments Act 1838 at the commencement of the Arrangement; and

(b)	the rate applicable to that debt apart from the Arrangement.

6.	CREDITORS’ DECISIONS

6.1	Notices

6.1.1	Notice of a Creditors’ Decision shall be delivered by the person commencing the process or convening the meeting to the Company and every Creditor whose address is known to him or identified in the Proposal at least 14 days before the decision date, or such shorter period as the Court may allow.

6.1.2	The notice to Creditors shall specify the purpose for which the meeting is convened and a time and date by which Creditors must lodge proxies and those who have not already lodged claims must do so, in order to be entitled to vote at the meeting.

6.1.3	With every notice convening a Creditors’ decision there shall be sent out forms of proxy or voting forms.

6.1.4	In fixing the venue for any meeting of Creditors, the person convening it shall have regard to the convenience of the parties who may wish to attend.

6.1.5	Meetings of Creditors shall be convened for commencement between the hours of 10.00am and 4.00pm on a business day, unless the Court otherwise directs.

6.1.6	Part 15 of the rules apply in relation to decision making.

6.2	Entitlement to Vote

6.2.1	Subject as follows, a person is entitled to vote as a Creditor only if:

(a)	he has duly lodged his claim by the time and date stated in the notice of the meeting; and

(b)	the claim has been admitted for the purpose of entitlement to vote, and there has been lodged, by that time and date, any proxy or postal decision form requisite for that entitlement.

6.2.2	A Creditor may not vote in respect of a debt for an unliquidated amount, or any debt whose value is not ascertained and for the purposes of voting (but not otherwise) his debt shall be valued at £1 unless the Chairman agrees to put a higher value on it.

6.2.3	A Secured Creditor is entitled to vote only in respect of the balance (if any) of his debt after deducting the value of his Security as estimated by him.

6.3	Admission and Rejection of Claim

6.3.1	The Chairman has power to admit or reject a Creditor’s claim for the purpose of his entitlement to vote, and the power is exercisable with respect to the whole or any part of the claim.

6.3.2	The Chairman’s decision on entitlement to vote is subject to appeal to the Court by any Creditor, or contributory.

6.3.3	If the Chairman is in doubt whether a claim should be admitted or rejected, he shall mark it objected to and allow the Creditor to vote, subject to his vote being subsequently declared invalid if the objection to the claim is sustained.

6.3.4	If, on an appeal, the Chairman’s decision is reversed or varied, or a Creditor’s vote is declared invalid, the Court may order another meeting to be summoned, or make such other order as it thinks fit, provided that the Court considers the matter is such as to give rise to unfair prejudice or a material irregularity.

6.3.5	The Chairman is not personally liable for the costs incurred by any person in respect of an appeal under this paragraph unless the Court so orders.

6.3.6	Part 15 of the rules apply in relation to decision making.

6.4	Majorities required to pass Decisions

6.4.1	Subject as follows, a decision process requires a majority in value of Creditors present and voting, in person, by proxy or by a decision by correspondence, have noted in favour of the Decision.

6.4.2	In the case of a decision to approve the proposal or a modification to it or a decision varying the terms of the Arrangement, a majority in excess of three-quarters in value of those present and voting, in person, by proxy or by correspondence, is required to pass the Decision.

6.4.3	Any decision is invalid if those voting against it include more than half in value of the Creditors who are not, to the best of the Chairman’s belief, persons connected with the Company.

6.4.4	In the case of a decision for the appointment of a Supervisor:

(a)	if on any vote there are 2 Nominees for appointment, the person who obtains the most support is appointed, provided that such support represents a majority in value of all those present (in person or by proxy) at the meeting and entitled to vote; and

(b)	if there are 3 or more Nominees, and one of them has a clear majority over both or all of the others together, that one is appointed; and

(c)	in any other case, the Chairman shall continue to take votes (disregarding at each vote any nominee who has withdrawn and, if no nominee has withdrawn, the nominee who obtained the least support last time), until a clear majority is obtained for any one nominee.

6.4.5	The Chairman may at any time put to the meeting a proposed decision for the joint appointment of any two or more Nominees if he thinks it appropriate.

6.5	Chairman of the Meeting

6.5.1	The Nominee or Supervisor, or a person experienced in insolvency matters and nominated by him, shall be Chairman of the Meeting.

6.5.2	Where the Chairman at a meeting holds a proxy for a Creditor which requires him to vote for a particular decision, and no other person proposes that decision, he shall himself propose it.

6.6	Suspension/Adjournment of Meeting

6.6.1	Once only in the course of any meeting, the Chairman may, in his discretion and without an adjournment, declare the meeting suspended for any period up to one hour.

6.6.2	The Chairman at any meeting may, in his discretion, and shall, if the meeting so resolves, adjourn it to such time and place as seems to him to be appropriate in the circumstances; provided that if the Chairman is the Supervisor and a decision has been proposed for his removal, the Chairman shall not adjourn the meeting without the consent of at least one half in value of the Creditors present (in person or by proxy) and entitled to vote.

6.6.3	An adjournment under this paragraph shall not be for a period of more than 14 days, or such longer period as the Court may allow.

6.6.4	Where a meeting is adjourned under this paragraph, claims may be used if delivered at any time up to 4.00pm on the business day immediately before the adjourned meeting.

6.7	Record of Proceedings

6.7.1	The Chairman of any Creditors’ meeting shall cause minutes of the proceedings at the meeting, signed by him, to be retained as part of the records of the Arrangement.

6.7.2	The Chairman shall also cause to be made and kept a list of all the Creditors who attended the meeting either in person or by proxy and the amount of their claims for voting purposes.

6.7.3	The minutes of the meeting shall include a record of the decisions which were taken and the decision at each one.

6.7.4	The list of Creditors at Appendix C shall be sent with the Chairman’s Report to Creditors, the Company and the Court.

7.	CREDITORS’ COMMITTEE

7.1	If so resolved by the Creditors, the Supervisor shall establish a Creditors’ Committee. That Committee shall have not less than three or more than five members. Details of the Membership and conduct of the Creditors Committee are set out in the appended terms and conditions.

7.2	The provisions of Rules 17.3 to 17.13 of the Rules (other than Rules 17.6 and 17.9) shall apply to the membership and conduct of the Creditors’ Committee in the same manner (as nearly as practicable) as they apply in the case of a liquidation with references in the Rules to ‘the liquidator’ being deemed to be references to the Supervisor and references to ‘liquidation’ or ‘winding-up’ being deemed to be references to this Arrangement.

7.3	The Supervisor shall report to the Creditors’ Committee all matters which appear to him to be of concern to the Committee in relation to the Arrangement. He will report in such manner and at such frequency as he thinks fit but, unless otherwise agreed by the Creditors’ Committee, at intervals of not more than six months.

7.4	The chairman of meetings of the Creditors’ Committee shall be the Supervisor or a person nominated by him. The quorum at meetings shall be two members present or represented. A member of the Creditors’ Committee may be represented by another person authorised for that purpose.

7.5	The Supervisor shall have regard to the views of the Creditors’ Committee in respect of matters which the Supervisor has reported to them or which he shall otherwise notify them as being matters which they regard as being of concern to him in relation to the Arrangement.

8.	Default

8.1	The following shall be events of default for the purposes of the Arrangement:

8.1.1	Any failure by the Company to comply with the terms of the Arrangement which the Supervisor(s) in his(their) discretion consider to be material:

(a)	Discovery by the Supervisor(s) that the Company’s statement of affairs contains any deliberate and material inaccuracy;

(b)	Any material non-disclosure of the Company’s assets;

(c)	The presentation of a winding up petition against the Company in relation to a debt not subject to the terms of this Arrangement;

(d)	The making of a winding up order against the Company;

(e)	The director(s) convening a meeting to pass a decision process to place the Company into liquidation;

(f)	The passing of a decision to wind up the Company;

(g)	The issuing of a Notice of Intention to Appoint Administrator;

(h)	The appointment of an Administrator or Administrative Receiver.

8.2	In the event of default, unless the Supervisor shall conclude that there is a reasonable prospect of the Company remedying the default the Supervisor will forthwith take such steps as he shall consider necessary. Such action may include, but is not limited to:

(a)	Seeking a sale of the business of the Company as a going concern. In this event the Company will concur, and will procure that the director(s) will concur, to such a sale. In such a sale the net proceeds of sale shall thereon comprise part of the Arrangement funds for the purposes of the Arrangement;

(b)	Issuing a Certificate of Termination ending the Arrangement; and

(c)	Seeking the views of creditors as to what action the Supervisor should take.

8.3	The issue of a Certificate of Termination will end the Arrangement but shall:

(a)	not release the Company from any obligation or undertaking under the Arrangement;

(b)	not prejudice the Supervisor’s rights to exercise any powers under the Arrangement; and

(c)	not prejudice the collection and distribution of the funds under the Supervisor’s control in accordance with the terms of this Arrangement.

8.4	If the Supervisor issues a Certificate of Termination and no modification of the Arrangement is agreed by Creditors or subsequently directed by the Court, nothing in this Proposal shall prevent the Creditors from suing or recovering payment from the Company of any debt owed to them, or taking any other action against the Company which they would otherwise be entitled to take. Any dividends paid out pursuant to this Arrangement will be taken into account to reduce the amount of debt the Creditors can take into account as owing to them when taking any action contemplated by this Condition.

9.0	General

9.1	The release of the Company from its debts by the terms of the Arrangement shall not operate as a release of any co-debtor for the same debts.

APPENDIX B

STATUTORY & HISTORIC ACCOUNTING INFORMATION

Statutory Information

Registered Name:	Elite Legacy Education UK Ltd

Previous Registered Name(s):	Rich Dad Education Limited

Trading Style:	none

Date of Incorporation:	16 March 2007

Registered Number:	06166057

Registered Office:	Mha Macintyre Hudson C/O James Porter, Pennant House, Napier Court, Napier Rd, Reading, United Kingdom, RG1 8BW

Trading Address:	as above

Principal Business:	Provider of education courses

Last confirmation statement:	23 March 2020

Secured Indebtedness:	none

Director	Mr. May was appointed Director of the Company on March 22, 2019. Mr. May was appointed by the Board as a Director of LEAI on February 4, 2019 and as Interim Chief Executive Officer (“ICEO”) of LEAI on January 15, 2019. Mr. May was appointed Chief Executive Officer (“CEO”) of LEAI on June 7, 2019. Mr. May is a director of Legacy Education Alliance International Ltd which was placed into Administration on 15 November 2019 and has recently been moved into a creditors voluntary liquidation. Aside from the forgoing, although insolvency procedures are likely to be utilised in the Group generally, none are currently in progress.

Company Secretary:	N/a

Shareholders:

Name	Class of Share	Number	Shareholding

Legacy Education Alliance Holdings Inc	Ordinary	1,200,000	100%

APPENDIX B (Cont’d)

Historic Accounting Information

Finalised accounts have been prepared by Crowe U.K. LLP, Chartered Accountants for the year 2018 and management accounts have been prepared by for the periods 1 January 2019 to 31 December 2019 and January 2020 to August 2020. These are summarised as follows:-

	2018 £	*2019 £	*Jan 2020 to Oct 2020 £
Turnover	2,392,275	3,206,170	542,236	**
Profit/(loss) for period	(660,050)	(540,783)	231,207	**
Balance on Reserves	(1,024,079)	(1,168,802)	(984,962)
Dividends	Nil	Nil	Nil
Directors’ fees	None	None	None

*	Management accounts

**	The turnover and profit is a consequence of recognising deferred income and is not cash generative as the course fees were paid in advance by students.

APPENDIX C

STATEMENT OF AFFAIRS AS AT 15 DECEMBER 2020

	BV	ETR
	£	£
Assets
Cash at Bank	155,371	155,371
Restricted Funds	47,339	47,339
Elite Legacy Education, Inc.	2,984,957	Nil
Rich Dad Education Ltd-Canada	755,832	Nil
Legacy Education Alliance International Ltd	2,400,193	Uncertain

Estimated assets available for creditors		202,709

Assets available to preferential creditors		202,709

Preferential Creditors
HMRC		(3,290)
Employees - Arrears of Wages		-
Employees - Holiday Pay		-

Assets available for floating charge creditor		199,419

Available to creditors under the “Prescribed Part”		n/a

Surplus/deficiency as regards floating charge creditor		199,419

Unsecured Creditors

Trade & Expense Creditors		450,284
Students		1,999,861
LEAI Holding Co.		262,958
Legacy Edu Alliance Hong Kong Ltd.		2,064,657
Legacy Edu Alliance Australia Ltd.		2,385,161
Tigrent Learning Canada Inc.		83,801
Tigrent South Africa Ltd.		546,883
Contingent creditors		1
		7,793,606

Estimated deficiency as regards creditors		(7,594,187)

Issued and called up capital		1,200,000
Ordinary Shareholders

Estimated total deficiency as regards members		(8,794,187)

APPENDIX C (Cont’d)

NOTES TO THE STATEMENT OF AFFAIRS

1.	The Company’s bank account currently stands at £155,371 in credit.

2.	Funds totalling £47,339 are currently held by American Express Merchant Services and are expected to be paid in full to the Company as these funds have been held for a significant period of time and are therefore not considered at risk of chargebacks.

3.	Group Company debts due to the Company are listed with book values of £2,984,957 (Elite Legacy Education, Inc.) and £755,832 (Rich Dad Education Ltd-Canada). These debts are not thought collectable due to both entities being in severe financial difficulty and are insolvent on a balance sheet basis.

4.	Company 46 owes the Company £2,400,193 although we understand the officeholders of Company 46 have not adjudicated on this debt. It is therefore listed as uncertain.

5.	It has been estimated that the Company has a VAT liability of £3,290 which will rank in preference to unsecured creditors.

6.	It has been estimated that the Company owes the sum of £362,461 to trade and expense creditors.

7.	It has been estimated that student liabilities total £1,999,861.

8.	It has been estimated that the sum of £5,343,460 is owed to connected companies.

9.	The statement of affairs excludes the costs of insolvency and realisation.

APPENDIX D

COMPARISON OF ESTIMATED OUTCOME IN

LIQUIDATION AND VOLUNTARY ARRANGEMENT

The outcome in CVA is compared to the potential outcome in liquidation; being the likely outcome should the CVA prove unsuccessful

		Voluntary
		Arrangement	Liquidation
Assets	Note	£	£
Cash at Bank		155,371	155,371
Restricted Funds		47,339	47,339
Contribution from Legacy Group for costs	1	-	-
Elite Legacy Education, Inc.	2	-	-
Rich Dad Education Ltd-Canada	2	-	-
Legacy Education Alliance International Ltd	3	Uncertain	Uncertain

Total Available Assets		202,709	202,709

Estimated Costs
Student fulfilment costs	5	(88,920)	-

Pre-Appt fees		-	(5,000)
Liquidators/Administrators fees		-	(80,000)
Liquidator’s disbursements		-	(2,500)
Legal fees paid on account*	1	-	(10,000)
Nominee fees paid on account *	1	-	-
Estimated outstanding nominee fees		(10,000)	-
Estimated Supervisor fees		(25,000)	-
Supervisors’ disbursements		(5,000)	-

Assets available to preferential creditors		73,789	105,209

Preferential creditors	4	3,290	3,290
HMRC

Assets available to unsecured creditors		70,499	101,919

Unsecured Creditors
Students	5		1,999,861
Trade & Expense Creditors		450,284	450,284
LEAI Holding Co.	6	-	262,958
Legacy Edu Alliance Hong Kong Ltd.	6	-	2,064,657
Legacy Edu Alliance Australia Ltd.	6	-	2,385,161
Tigrent Learning Canada Inc.	6	-	83,801
Tigrent South Africa Ltd.	6	-	546,883
Contingent Creditors		1	1

Total Creditors		450,285	7,793,606

Total Deficiency		(379,786)	(7,691,687)

Estimated Dividends (pence in the £)		16%	1%

APPENDIX E

STUDENT PROSPECTUS

Elite Legacy Education UK, Ltd has engaged Sourcing Investments Ltd to provide trainings to students with outstanding classes and mentorships.

Sourcing Investments began in late 2015 with a two-part mission, which we remain true to today:

1.	To deliver the opportunity for superior property investment returns which most Investors would find hard to replicate themselves

2.	To make the process of executing investments easier, more efficient, quicker and more secure. In short, to be the marketplace for property Investors

Headquartered in London, Sourcing Investments has built the platform to bring Investors and vetted property agents together into a highly secure, trusted and proven investment marketplace, which to date investors from around the world have purchased over £49m value in properties and developments

Over time Sourcing Investments and its UK property industry leading partnerships have developed their offering to include:

●	Best in class property education and training for UK and International clients

●	The investment platform, to enable Investors to get deals done

●	Long term mentoring and support during the investment phase

●	SIMS – a bespoke Managed Service for HNW investors

This means that it’s not just about training, with Sourcing Investments platform it allows Investors to learn, apply and then operationally execute property investing, of which investors enjoy high rates of success on their property deals — and the returns on their properties far exceed UK averages. What we are particularly proud of is that we think, for the first time, we have made investing safely from afar, far beyond your own doorstep, a reality.

For more information on Sourcing Investments, please go to their website at https://sourcinginvestments.co.uk/ Students who have outstanding classroom training or mentorships to be fulfilled by Elite Legacy Education UK, Ltd. can choose to receive options below:

Option A

●	Attendance at an intensive 3 day on-line conference in Spring 2021 at which industry leading experts will provide detailed training the following topics:

○	Buy to Let

○	Social Housing

○	Distressed Properties

○	Houses in Multiple Occupancy

○	Commercial to Residential Real Estate

○	Rent to Rent

○	Plus an Extra Bonus – Pre Conference online Training Programme to show you how you can use equity to fund your property deals to massively grow your portfolio

●	The conference and training will also be recorded and be able to be accessed by students at any time.

●	Plus 1 year access to Sourcing Investments Platform

Benefits:

●	This intensive workshop is for investors seeking to aggressively build out their property portfolio over the next twelve months.

●	Learn a comprehensive roadmap which effortlessly guides you to the optimal investing strategy for any deal scenario

●	Spend an entire day on how to find the most motivated of sellers, and how to systemise finding them

●	Advanced lead monetisation - keep the best leads for yourself. Then package up, sell and profit from the rest. Entire side-businesses can be made from selling leads you have already generated

●	Coaches on-hand throughout the workshop to tailor the best investing approach to your personal circumstances

This workshop is not for the “weekend investor”. It covers hands-on investing approaches that require commitment and perseverance. Stunning returns can be made, but you must be prepared to put the work in For Elite Legacy Education UK clients who have a mentorship to complete, all detailed mentorship topics will be covered in the 3 day conference plus in addition you have long term support:

1.	Students electing this option will also be entitled to attend group monthly webinars conducted by Sourcing Investments and its strategic specialist partners, for deal clients, and extra topics of investor interest for a period of 12 months.

2.	Have special discount opportunities to access to other advanced courses

a.	Planning and Development (6 months)

b.	Professional Deal Sourcing and Property Trading (~7 weeks)

c.	Personal Life Coaching and Life Mentoring (1 year)

d.	And many more…

There will be no additional charge to students selecting this option.

Option B

Any student who has an outstanding mentorship may elect to upgraded to a more personalised Advanced Online Mentorship - Students upgrading to this option will be required to pay an additional monthly fee of £149 for six months. The personalised online group mentorships of no more than four (4) mentorship per group consisting of training with mentor one day a month for seven (7) months with 12 months support

Advanced Small Group Online Mentorship

What Do You Get?

When you join the Mentorship Programme you will receive the following:

Pre Mentorship Strategy Call

A personalised call with our Mentorship Team prepares you in advance, so you will get the most out of your upcoming mentorship

Access to your own private Training Platform

Access exclusive content, documents, checklists, videos and customer support from your own private area

30 hours of Live Training (241)

30+ hours of live online interactive mentoring delivered over 3 or 6 month stages by the Mentors of your choosing

Teamwork makes the Dreamwork

By working in a group of 4, through sharing, challenging each other and aligning experiences; is proven your own learning will increase dramatically

14 modules Covering all Investing Business Areas

From Setting your Strategies, Setting up Business Systems, Investment Analysis, and Local Area Research and much more...

Learn from your Power Team

In addition to the live training, during your mentorship programme you will be taught by key members of your team; Accountants, Finance Brokers, FX Brokers, Solicitors and Surveyors

30 day and 90 day Challenges

To make sure you keep on track, you work with your mentors to achieve goals at key intervals post mentorship

1 year Post Mentorship Support

We believe your long term success only comes with long term support: Means you are safe knowing your Mentors are always with you every step of your journey

Access to Sourcing Investments

1 year complimentary access to SI platform, to turn your learning into results, securely from anywhere in the world

**Bonus** All individuals on Mentorships will automatically join the Exclusive SI Alumni – and will receive exclusive access to Sourcing Investments Private Client networking groups, which receive Exclusive Support, Content, Q&A sessions, video training, and access to potential JV partners for 1 year

APPENDIX F

CVR GLOBAL

CHARGEOUT RATES AND DISBURSEMENT RECOVERY POLICY

Current Charge-out Rates for the firm

Time charging policy

Charge-out rates are normally reviewed annually when rates are adjusted to reflect such matters as inflation; increases in direct wage costs; and changes to indirect costs such as Professional Indemnity Insurance. It is the firm’s policy for the cashier’s time spent on an assignment to be charged to the case. However, secretarial and office admin support time is charged only in respect of identifiable blocks of time devoted to the case where we consider it to be viable to do so. All time is recorded in 6 minute units.

Staff	Charge out rates
£

Insolvency Practitioner/Partners	390-495
Consultants	390-495
Directors	360-390
Associate Directors	330-360
Managers	300-330
Assistant Manager	290-310
Senior Executive	240-275
Executive	155-190
Cashier	135-185
Secretarial/Admin/Analyst	90-125

Direct expenses (“Category 1 Disbursements”)

Category 1 disbursements as defined by SIP 9, which can be specifically identified as relating to the administration of the case, will be charged to the estate at cost, with no uplift. These include but are not limited to such items as advertising our appointment, meetings and requesting claims from creditors, storage in relation to the books and records of the Company or individuals and the assignment records, online reporting facilities in relation to the uploading of documents and reports for creditors, bonding and other insurance premiums to protect the estate and its assets, and properly reimbursed expenses incurred by personnel in connection with the case.

Indirect expenses (“Category 2 Disbursements”)

It is our normal practice to also charge the following indirect disbursements (“Category 2 Disbursements as defined by SIP 9) to the case, where appropriate:

Circulars to creditors:

Plain/headed paper including photocopying	12p per side
Envelopes	12p each
Postage	Actual cost

Room Hire

For the convenience of creditors and to save the cost of booking an outside hotel room, meetings of creditors are occasionally held internally at our offices. Where meetings of creditors are held in one of our internal meeting rooms, a charge of £100 plus VAT may be levied to cover the cost of booking the room.

Travel

Mileage incurred as a result of any necessary travelling is charged to the estate at the H M Revenue & Customs approved rate, currently 45p per mile.

All of the above costs are subject to amendment by the firm at any time and if amended will be notified to creditors with the next circular sent to all creditors.

Company Searches & Electronic Verification of Identity

Included in expense and/or disbursements, Company Searches and electronic Verification of Identity include an element of shared costs. Such expenses are of an incidental nature but are generally incurred on each case. In line with the cost of the external provision of such services, a charge of £15 plus VAT is levied to cover the cost of these searches.

APPENDIX G

CVR GLOBAL

LEGACY GROUP ORGANISATION CHART

Legacy Education Alliance, Inc.
(OTCQB:LEAI)
Nevada Corp
LEAI Properties, Inc.
Nevada Corp
LEAI Properties UK, Ltd.
United Kingdom
LEAI Property Development UK, Ltd.
United Kingdom
LEAI Property Investment UK, Ltd.
United Kingdom
Legacy Education Alliance Holdings, Inc.
(Holding Company)
Colorado Corp
United States
Corporation Subsidiaries
Elite Legacy Education, Inc.
(fka Rich Dad Education, Inc.)
Florida Corp
Tigrent Enterprises Inc.
(fka EduTrades, Inc.)
Nevada Corp
Legacy Brands, Inc.
(fka EEA Brands, Inc.)
(fka Tigrent Brands Inc.)
Colorado Corp
Costa Rica Management, Inc.
Florida Corp
Legacy Events, Inc.
Florida Corp
Tigrent Learning Inc.
(fka Wealth Intelligence Academy, Inc.)
Florida Corp
LEA Brands, Inc.
(fka Tigrent Holdings Inc.)
Colorado Corp
Speaker Services of America Inc.
Florida Corp
Real Market Masters Education, Inc.
Florida Corp
Tigrent Learning Inc.
(fka Tigrent Communications Inc.)
INACTIVE - ARCHIVED
Wyoming Corp
United States
LLC Subsidiaries & Land Trusts
Rich Dad Education, LLC
INACTIVE
Wyoming LLC
SCB Building LLC
Florida LLC
1612 E. Cape Coral Pkwy Land Trust
Land Trust
WN CR II Trust
Land Trust
International
Subsidiaries
Rich Dad Education Limited
(Canada)
Tigrent Learning Canada Inc.
(fka Whitney Canada, Inc.)
Canada
Elite Legacy Education UK Ltd.
(fka Rich Dad Education Limited)
United Kingdom
Legacy Education Alliance International Ltd.
(fka Tigrent Learning UK Limited)
United Kingdom
Legacy Education Alliance Hong Kong Limited
Hong Kong
Tigrent South Africa (PTY) LTD
South Africa
Whitney Education Deutschland GmbH
INACTIVE
Germany
Whitney International (Singapore) PTE. LTD
Singapore
Legacy Education Alliance Australia (PTY) LTD
Australia
Legacy Education Alliance UK LTD
United Kingdom

Updated 11/8/17